Exhibit 3.13

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AECOM GLOBAL II, LLC

(FORMERLY ACM MOUNTAIN II, LLC)

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of AECOM Global II, LLC, a Delaware limited liability company (the “Company”), dated as of October 17, 2014, is entered into by AECOM Technology Corporation, a Delaware corporation (the “Member”).

R E C I T A L S:

A.                                    The Company was previously formed pursuant to the execution and filing of the Certificate of Formation of ACM Mountain II, LLC with the Secretary of State of the State of Delaware on July 3, 2014 pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”).

B.                                    The Member, as the sole member of the Company, previously entered into that certain limited liability company agreement of the Company, dated as of July 3, 2014 (the “Original Agreement”).

C.                                    In connection with the Merger Agreement (as defined below), an authorized person of the Company executed and filed an Amended and Restated Certificate of Formation with the office of the Secretary of State of the State of Delaware on the date hereof, for the purpose of, among other things, changing the Company’s name from ACM Mountain II, LLC to AECOM Global II, LLC.

D.                                    To, among other things, reflect the Company’s name change, the Member desires to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member and the Company hereby agree as follows:

1.                                      Name. The name of the Company is “AECOM Global II, LLC”.

2.                                      Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is: (a) to engage in any lawful act or activity for which limited liability companies may be formed under the Act; and (b) to engage in any and all activities necessary or incidental to the foregoing.

3.                                      Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New

Castle County, Delaware 19801.

4.                                      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5.                                      Member. The name and the business address of the Member is as follows:

AECOM Technology Corporation

555 South Flower Street, Suite 3700

Los Angeles, CA 90071-2300

6.                                      Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.

7.                                      Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; (b) the distribution of all of the Company’s assets; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.                                      Capital Contributions. The Member has contributed or will contribute 100% of the capital of the Company.

9.                                      Nature of Interests. The Member is the sole owner of the Company. Except as otherwise required by law, the following shall apply for federal tax purposes and for relevant state tax purposes, but only for such purposes: (a) in accordance with Treasury regulations Section 301.7701-3(b)(1)(ii), the Company shall be disregarded as an entity separate from such owner; (b) all items of income, gain, loss, deduction and credit of the Company shall be treated as recognized directly by such owner; and (c) the assets and liabilities of the Company shall be treated as the assets and liabilities of such owner.

10.                               Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

11.                               Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12.                               Exculpation; Indemnification.

a.                                      The liability of the Member to the Company is eliminated or limited to the fullest extent permitted under the Act, and the Member shall have no liability to the Company except as expressly required by the Act. The Member shall be indemnified to the fullest extent permitted under the Act.

b.                                      Pursuant to and strictly in accordance with Section 5.9 of that certain Agreement and Plan of Merger, dated as of July 11, 2014, by and among the Member, ACM Mountain I, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Member, the Company and URS Corporation, a Delaware corporation (the “Merger Agreement”), the Company hereby assumes and agrees to perform all rights to indemnification, advancement of expenses and exculpation of liabilities existing in favor of the Indemnified Parties (as defined in the Merger Agreement) for acts or omissions occurring prior to the Second Effective Time (as defined in the Merger Agreement).

13.                               Amendment. This Agreement may be amended from time to time with the prior written consent of the Member and the Company.

14.                               Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

14                                  Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company, and no creditor of the Company shall be entitled to require the Company or the Member to solicit or accept any capital contribution for the Company or to enforce any right which the Company may have against the Member under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement on the date first written above.

MEMBER:

AECOM TECHNOLOGY CORPORATION

By:	/s/ David Y. Gan
	Name:	David Y. Gan
	Title:	Senior Vice President, Assistant General Counsel

[Signature Page to A&R LLC Agreement of AECOM Global II, LLC (Formerly ACM Mountain II, LLC)]